Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Engine Media Holdings, Inc.
3000 - 77 King Street West
P.O. Box 95, TD Centre North Tower
Toronto, Ontario M5K 1G8

Item 2.	Date of Material Change

January 12, 2021

Item 3.	News Release

A news release was issued and disseminated on January 12, 2021 through the facilities of CNW Newswire and subsequently filed on the System for Electronic Document Analysis and Retrieval (www.sedar.com).

Item 4.	Summary of Material Change

Engine Media Holdings, Inc. (TSXV: GAME; OTCQB: MLLLF) (“Engine Media” or the “Company”) has closed the first tranche of 1,405,451 units (the “Units”) for gross proceeds of $10,540,883 of the previously announced non-brokered private placement of up to 3,333,333 units at a price of US$7.50 per Unit (the “Offering”) for gross proceeds of up to US$25,000,000 (see press release of December 23, 2020).

The proceeds of the Offering will be allocated to marketing and advertising of the Company’s product offerings, product development initiatives for UMG, WinView and Stream Hatchet, and general working capital purposes.

Item 5.	Full Description of Material Change

5.1	Full Description of Material Change

See Schedule “A” attached hereto.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

The report is not being filed on a confidential basis.

Item 7.	Omitted Information

No significant facts have been omitted from this report.

Item 8.	Executive Officer

The following officer of the Company may be contacted for further information:

Lou Schwartz
info@enginemediainc.com

Item 9.	Date of Report

This report is dated this 12th day of January, 2021.

Engine Media Announces First Tranche Closing of

Private Placement of US$10.5 Million

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES/

TORONTO, ON, (January 12, 2021) – Engine Media Holdings, Inc. (TSXV: GAME; OTCQB: MLLLF) (“Engine Media” or the “Company”) announces that is has closed the first tranche of 1,405,451 units (the “Units”) for gross proceeds of $10,540,883 of the previously announced non-brokered private placement of up to 3,333,333 units (the “Units”) at a price of US$7.50 per Unit (the “Offering”) for gross proceeds of up to US$25,000,000 (see press release of December 23, 2020). Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (a “Warrant”). Each whole Warrant entitles the holder to acquire one additional share of the Company at a price of US$15.00 per share for a period of 3 years provided that: (i) if the common shares are listed for trading on NASDAQ, (ii) the Company completes an offering of securities under a short form prospectus for an aggregate amount of at least US$30,000,000, and (iii) the closing price of the common shares on NASDAQ is US$30.00 or greater for a period of 15 consecutive trading days, then the Company may accelerate the expiry date of the Warrants to the 30th day after the date written notice is provided to the holders.

The Company expects to close a second tranche of the Offering in the next two weeks.

The proceeds of the Offering will be allocated to marketing and advertising of the Company’s product offerings, product development initiatives for UMG, WinView and Stream Hatchet, and general working capital purposes.

The Company paid cash commissions to eligible finders under the Offering totaling $284,988.83 and also issued the following securities as partial payment of commissions to finders: 36,948 Units; and, 74,947 finders warrants, with each finder warrant exercisable into a common share at an exercise price of US$15.00 per share for 3 years subject to the same acceleration terms described above.

All securities issued under the Offering are subject to a hold period of four months and one day from the closing.

This press release does not constitute an offer of sale of any of the foregoing securities in the United States. None of the foregoing securities have been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the foregoing securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these Securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities laws of any such jurisdiction.

For Further Information

John Wilk, jwilk@enginemediainc.com / 212-931-1248

Lou Schwartz, info@enginemediainc.com

About Engine Media Holdings, Inc.

Engine Media is focused on accelerating new, live, immersive esports and interactive gaming experiences for consumers through its partnerships with traditional and emerging media companies. The company was formed through the combination of Torque Esports Corp., Frankly Inc., and WinView, Inc. and trades publicly under the ticker symbol (TSX-V: GAME) (OTCQB: MLLLF). Engine Media will generate revenue through a combination of: direct-to-consumer and subscription fees; streaming technology and data SaaS-based offerings; programmatic advertising and sponsorships; as well as intellectual property licensing fees. To date, the combined companies clients have included more than 1,200 television, print and radio brands including CNN, ESPN, Discovery / Eurosport, Fox, Vice, Newsweek and Cumulus; dozens of gaming and technology companies including EA, Activision, Blizzard, Take2Interactive, Microsoft, Google, Twitch and Ubisoft; and have connectivity into hundreds of millions of homes around the world through their content, distribution and technology.

Cautionary Statement on Forward-Looking Information

This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Engine Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

The forward-looking statements and information in this press release include, but are not limited to, statements with respect to the Offering and a closing of a second tranche, the potential issuance of securities of the Company, the amount of securities that may be issued, financial, operational and other projections and outlooks, expectations regarding the successful integration of recent acquisitions of WinView, Inc. and Frankly Inc. and expectations regarding the growth and impact of esports. Such statements and information reflect the current view of Engine Media. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Engine Media’s actual results, performance or achievements or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: expectations regarding existing products and plans to develop, implement or adopt new technology or products; expectations regarding the successful integration of recent acquisitions of WinView, Inc. and Frankly Inc.; the expectation of obtaining new customers for the Company’s products and services; requirements for additional capital and future financing options; the completion of and our use of the proceeds of the Offering; and, those factors discussed in the Company’s continuous disclosure documents filed with the Canadian Securities Administrators, which may be viewed at www.sedar.com.

Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statement prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Engine Media cautions that the foregoing list of material factors is not exhaustive. When relying on the Company’s forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Engine Media has assumed that the material factors referred to in the previous paragraph will not cause such forward-looking statements and information to differ materially from actual results or events. However, the list of these factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. The forward-looking information contained in this press release represents the expectations of Engine Media as of the date of this press release and, accordingly, is subject to change after such date. Readers should not place undue importance on forward looking information and should not rely upon this information as of any other date. While Engine Media may elect to do so, Engine Media does not undertake to update this information at any particular time except as required in accordance with applicable laws.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.